                                   CERTIFICATE

                                       OF

                            PICK COMMUNICATIONS CORP.

                             PURSUANT TO NRS 78.207

         Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officer of PICK Communications Corp., a Nevada corporation (the "Corporation") does hereby certify that:

         FIRST: The name of the corporation (hereinafter called the "Corporation") is PICK Communications Corp.

         SECOND: The Articles of Incorporation of the Corporation are hereby amended by striking out paragraph (a) of Article FOURTH thereof and by substituting in lieu of said paragraph (a) of Article FOURTH the following new paragraph (a) of Article FOURTH:


         (a) The Corporation is authorized to issue up to one hundred ten million (110,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock, $.01 par value ("Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $.01 par value ("Preferred Stock").

         Effective as of 9:00 a.m., East Coast Time, on July 26, 1999, all outstanding shares of common stock, one-tenth of one cent ($.001) par value, held by each holder of record on July 23, 1999 shall be automatically combined at the rate of one-for-ten without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. Each holder of record will receive one additional share for any fractional shares.

         The number of authorized shares and par value of the Corporation before and after the reverse stock split are as follows:

                         Before                                                   After
                         ------                                                   -----

    Class                 Par            Authorized          Class                 Par            Authorized
    -----                 ---            ----------          -----                 ---            ----------
Common Stock        $.001 par value     400,000,000       Common Stock        $.01 par value     100,000,000
Preferred Stock     $.001 par value      10,000,000       Preferred Stock     $.01 par value      10,000,000


         The Board of Directors of the Corporation adopted the Amendments herein certified by a Special Meeting of the Board of Directors of the Corporation in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.207.

Signed on July 22, 1999

/s/ Diego Leiva
----------------------------------
President


/s/ Henry L. Ewen
----------------------------------
Secretary